Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 1, 2013, relating to the consolidated financial statements of Rowan Companies plc and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Rowan Companies plc, a public limited company incorporated under the laws of England and Wales, becoming the successor issuer to Rowan Companies, Inc. pursuant to an agreement and plan of merger and reorganization approved by the shareholders of Rowan Companies, Inc. on April 16, 2012 and to the Company's completed sale of its wholly owned manufacturing subsidiary, LeTourneau Technologies, Inc., and land drilling services business on June 22, 2011, and September 1, 2011, respectively) and the effectiveness the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

April 30, 2013